FOR IMMEDIATE RELEASE

Company Contact:
David Weinberg Chief Operating Officer, Chief Financial Officer SKECHERS USA, Inc. (310) 318-3100
Investor Relations:
Andrew Greenebaum Addo Communications (310) 829-5400

SKECHERS ANNOUNCES FIRST QUARTER 2013 FINANCIAL RESULTS
• Net Sales Increase 28.6 Percent to $451.6 Million
• Earnings from Operations of $15.3 Million
• Net Earnings of $6.7 Million
• Diluted Earnings Per Share of $0.13

MANHATTAN BEACH, CA. – May 15, 2013 – SKECHERS USA, Inc. (NYSE:SKX), a global leader in footwear, today announced financial results for the first quarter 2013. The Company’s newly appointed registered public accounting firm – BDO USA, LLP – has completed its review of the Company’s condensed consolidated financial statements for the quarter ended March 31, 2013 for inclusion in the filing of the corresponding Quarterly Report on Form 10-Q in accordance with Public Company Accounting Oversight Board (PCAOB) Statement on Auditing Standards AU 722, Interim Financial Information.

First quarter 2013 net sales were $451.6 million compared to $351.3 million in the first quarter of 2012. Gross profit for the first quarter of 2013 was $192.7 million or 42.7 percent of net sales compared to $155.7 million or 44.3 percent of net sales in the first quarter of last year. Earnings from operations for the first quarter of 2013 were $15.3 million versus a loss from operations of $4.4 million for the first quarter of 2012.

“We believe the first quarter 2013 sales increase of more than 28 percent over the same period last year is an indication of the increased demand for our brand and our diverse product offering, which now includes the growing Skechers Performance Division. Additional indicators of the strength of our business are the 47 percent increase in pairs sold in our domestic wholesale channel and the 12.2 percent increase in comparable sales in our domestic and international SKECHERS stores, which are the first to receive our new product,” stated David Weinberg, chief operating officer and chief financial officer. “Further, the sales growth was the result of double digit improvements in each of our business channels: domestic wholesale, international wholesale, company-owned retail stores, and e-commerce.”

Net earnings in the first quarter of 2013 were $6.7 million compared to a net loss of $3.7 million for the first quarter of 2012. Diluted net earnings per share were $0.13 based on 50,492,000 weighted average shares outstanding compared to a diluted loss per share of $0.07 based on 49,265,000 weighted average shares outstanding. It is important to note that the combination of two items negatively impacted earnings per share by $0.08 during the three month period ended March 31, 2013. First, a foreign currency translation pre-tax loss of $3.0 million occurred when the Company’s short-term intercompany investments in its foreign subsidiaries were translated into U.S. dollars. Also during the first quarter, the Company agreed to a pre-tax $2.5 million credit to an account that had purchased a significant portion of its excess toning inventory in 2011. The Company determined this was appropriate due to various issues relating to market conditions, pricing and the amount of toning inventory in the market place.

Robert Greenberg, SKECHERS chief executive officer, commented: “SKECHERS’ strong sales are the result of the efforts of the many talented individuals from all sides of our business – product, marketing, sales, retail, international and logistics. Each year we strive to bring more innovation to our product offering, and be more efficient in delivering it to the right partners around the world. I believe that now, more than ever before, we have a well-balanced collection of product with relevant styles in each of our 15 showrooms. We offer consumers choices unlike any other footwear company: we are an award-winning performance brand, an in-demand kids brand, a brand for occupational service professionals, and a lifestyle brand with winter boots, summer sandals, memory foam sneakers and everyday casuals. Our consistent marketing efforts also sets us apart and drives sales. Along with a much-talked about Super Bowl commercial for Skechers GOrun 2, we aired 17 unique commercials for Spring during the first quarter, and backed it up with print, online, outdoor and in-store campaigns. Many of these same campaigns are translated and air in countries around the world – from Japan to Germany, from Panama to Russia to support our growing international business. We see the success of these campaigns with dedicated SKECHERS window displays – from Australia to Spain, from Turkey to the U.K. And we see it in our account meetings in our corporate offices in Manhattan Beach and as we visit stores across the U.S. We believe the enthusiasm for our brand is stronger than ever, and based on the growth in each category, we believe this excitement is across our diverse product platform. We are looking forward to the coming back-to-school season and what we believe will be a strong year for SKECHERS.”

Mr. Weinberg continued: “We ended 2012 with a very positive quarter, and we have begun 2013 with another strong quarter. Our expenses and fresh inventory are in line with our current business. While our cash did decline from year end, we believe this is primarily a timing issue, and our cash balance is now over $350 million. With Easter falling in the first quarter (this year) and the potential for back-to-school deliveries shifting into the third quarter, we expect growth to be significantly stronger in the third quarter than in the second quarter 2013. Based on the strong acceptance of the brand and the current demand for our product, we believe we are well positioned for growth.”

SKECHERS USA, Inc., based in Manhattan Beach, California, designs, develops and markets a diverse range of footwear for men, women and children under the SKECHERS name. SKECHERS footwear is available in the United States via department and specialty stores, Company-owned SKECHERS retail stores and its e-commerce website, as well as in over 100 countries and territories through the Company’s global network of distributors and subsidiaries in Canada, Brazil, Chile, Japan, and across Europe, as well as through joint ventures in Asia. For more information, please visit www.skechers.com, and follow us on Facebook (www.facebook.com/SKECHERS) and Twitter (twitter.com/SKECHERSUSA).

This announcement may contain forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or simply state future results, performance or achievements, and can be identified by the use of forward looking language such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “plan,” “project,” “will be,” “will continue,” “will result,” “could,” “may,” “might,” or any variations of such words with similar meanings. Any such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected in forward-looking statements. Factors that might cause or contribute to such differences include the resignation of the Company’s former independent registered public accounting firm, and its withdrawal of its audit reports with respect to certain of the Company’s historical financial statements; international, national and local general economic, political and market conditions including the ongoing global economic slowdown and market instability; entry into the highly competitive performance footwear market; sustaining, managing and forecasting costs and proper inventory levels; losing any significant customers, decreased demand by industry retailers and cancellation of order commitments due to the lack of popularity of particular designs and/or categories of products; maintaining brand image and intense competition among sellers of footwear for consumers; anticipating, identifying, interpreting or forecasting changes in fashion trends, consumer demand for the products and the various market factors described above; sales levels during the spring, back-to-school and holiday selling seasons; and other factors referenced or incorporated by reference in the Company’s annual report on Form 10-K for the year ended December 31, 2012. The risks included here are not exhaustive. The Company operates in a very competitive and rapidly changing environment. New risks emerge from time to time and the companies cannot predict all such risk factors, nor can the companies assess the impact of all such risk factors on their respective businesses or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, you should not place undue reliance on forward-looking statements as a prediction of actual results. Moreover, reported results should not be considered an indication of future performance.

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SKECHERS U.S.A., INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands)

	March 31,	(Unaudited)
	2013	December 31,
		2012

ASSETS
Current Assets:
Cash and cash equivalents	$264,661	$325,826
Trade accounts receivable, net	283,442	213,697
Other receivables	7,119	7,491

Total receivables	290,561	221,188
Inventories	253,659	339,012
Prepaid expenses and other current assets	26,646	27,755
Deferred tax assets	26,532	26,531

Total current assets	862,059	940,312
Property, plant and equipment, at cost, less accumulated depreciation and amortization	361,400	362,446
Goodwill and other intangible assets, less applicable amortization	3,016	3,242
Deferred tax assets	15,261	16,387
Other assets, at cost	20,316	17,833

Total non-current assets	399,993	399,908

TOTAL ASSETS	$1,262,052	$1,340,220

LIABILITIES AND EQUITY
Current Liabilities:
Current installments of long-term borrowings	$11,754	$11,668
Short-term borrowings	3,044	2,425
Accounts payable	162,024	241,525
Accrued expenses	30,455	36,923

Total current liabilities	207,277	292,541
Long-term borrowings, excluding current installments	125,545	128,517
Deferred tax liabilities	72	73

Total non-current liabilities	125,617	128,590
Total liabilities	332,894	421,131
Stockholders’ equity:
Skechers U.S.A., Inc. equity	883,093	875,969
Noncontrolling interests	46,065	43,120

Total equity	929,158	919,089

TOTAL LIABILITIES AND EQUITY	$1,262,052	$1,340,220

SKECHERS U.S.A., INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share data)

	Three Months Ended March 31,
	2013	2012
Net sales	$451,621	$351,274
Cost of sales	258,889	195,578

Gross profit	192,732	155,696
Royalty income, net	1,770	1,136

	194,502	156,832

Operating expenses:
Selling	37,696	30,349
General and administrative	141,468	130,877

	179,164	161,226

Earnings (loss) from operations	15,338	(4,394)
Other income (expense):
Interest, net	(2,549)	(2,721)
Other, net	(2,923)	(140)

Total other income (expense)	(5,472)	(2,861)

Earnings (loss) before income tax expense (benefit)	9,866	(7,255)
Income tax expense (benefit)	2,278	(3,845)

Net earnings (loss)	7,588	(3,410)
Less: Net earnings attributable to noncontrolling interests	908	256

Net earnings (loss) attributable to Skechers U.S.A., Inc.	$6,680	$(3,666)

Net earnings (loss) per share attributable to Skechers U.S.A., Inc.:
Basic	$0.13	$(0.07)

Diluted	$0.13	$(0.07)

Weighted average shares used in calculating earnings (loss) per share attributable to Skechers U.S.A., Inc.:
Basic	50,295	49,265

Diluted	50,492	49,265